Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

CONTACT:
Brad French	Stewart Lewack, Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btne@jcir.com

BALLANTYNE OF OMAHA REPORTS THIRD QUARTER RESULTS

- 2004 Third Quarter Revenues Increase 24% to $11.7 Million -

- Gross Profit Margin Increases to 28.3% -

OMAHA, Nebraska (October 28, 2004) Ballantyne of Omaha, Inc. (Amex: BTN), a manufacturer of motion picture projection and specialty lighting equipment, today reported financial results for the three- and nine-month periods ended September 30, 2004.

Net revenues for the three months ended September 30, 2004 rose 24% to approximately $11.7 million from $9.4 million in the year-ago period due in part to an 11% increase in sales of the Company’s theater equipment.  Reflecting increased volume and efficiencies in the manufacturing process, gross profit in the quarter rose 51.3% to $3.3 million, or 28.3% of revenues, from $2.2 million, or 23.2% of revenues, in the year-ago third quarter.

Net income for the three-month period rose to approximately $2.1 million, or $0.16 per diluted share, compared to net income of $0.2 million, or $0.01 per diluted share, in the year-ago quarter.  Results for the 2004 third quarter reflect an income tax benefit of $1.2 million reflecting the reversal of certain deferred tax valuation allowances.  Per share results are based on a weighted average number of shares outstanding of 13,626,594 and 13,216,296 for the third quarters of 2004 and 2003, respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Third quarter results demonstrate improving fundamentals in the motion picture exhibition industry.  We saw a continuing year-over-year increase in sales for our projection systems and demand for replacement parts continued to be robust, reflecting our extensive installed base of equipment.

-more-

Ballantyne of Omaha Reports Third Quarter Results, 10/28/04

“We continued to work at managing expenses, transforming a 24% revenue increase into a 327% increase in income from operations during the 2004 third quarter when compared to the year-ago third quarter.  And our balance sheet remains strong with $11.8 million in cash, net working capital of $25.1 million and negligible long-term debt.”

Net revenues for the nine months ended September 30, 2004 rose 31% to approximately $34.6 million from $26.4 million in the comparable year-ago period.  Gross profit during the first nine months of 2004 rose 63% to $9.7 million, or 28.0% of revenues, from $5.9 million, or 22.5% of revenues, in the first nine months of 2003.  Net income for the nine-month period ended September 30, 2004 increased to $3.8 million, or $0.28 per diluted share, compared to net income of approximately $0.4 million, or $0.03 per diluted share, in the year-ago period.  Results for the 2004 period reflect an income tax benefit of $1.2 million for the reversal of certain deferred tax valuation allowances.  Per share results are based on a weighted average number of shares outstanding of 13,572,924 and 13,070,305 for the first nine months of 2004 and 2003, respectively.

About Ballantyne of Omaha

Ballantyne is a leading U.S. supplier of commercial motion picture and specialty projection equipment utilized by major theater chains and location-based entertainment providers.  The Company also manufactures specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net revenues	$11,675,514	$9,411,274	$34,630,893	$26,381,245
Cost of revenues	8,371,203	7,227,858	24,931,685	20,434,461
Gross profit	3,304,311	2,183,416	9,699,208	5,946,784

Operating expenses:
Selling	759,395	971,329	2,130,827	2,535,393
General & administrative	1,204,823	898,497	3,549,557	3,009,553
Total expenses	1,964,218	1,869,826	5,680,384	5,544,946

Income from operations	1,340,093	313,590	4,018,824	401,838

Other income, net	80,342	30,654	60,860	156,574

Income before interest and taxes	1,420,435	344,244	4,079,684	558,412

Net interest income	30,110	21,979	48,717	47,028
Income before income taxes	1,450,545	366,223	4,128,401	605,440

Income tax (expense) benefit	693,594	(182,982)	(283,952)	(248,834)
Net income	$2,144,139	$183,241	$3,844,449	$356,606

Earnings per share
Basic	$0.17	$0.01	$0.30	$0.03
Diluted	$0.16	$0.01	$0.28	$0.03

Weighted average shares outstanding:
Basic	12,833,211	12,643,601	12,789,408	12,626,196
Diluted	13,626,594	13,216,296	13,572,924	13,070,305

-tables follow-

Selected Balance Sheet Items

	September 30, 2004	December 31, 2003
	(Unaudited)

Cash and cash equivalents	$11,791,160	$8,761,568
Accounts receivable, net	7,619,460	6,698,725
Inventories, net	14,793,289	12,459,852
Current portion of long-term debt	25,502	24,253
Long-term debt	49,019	68,306
Customer deposits	2,673,077	566,434
Accounts payable and accrued expenses	8,048,791	7,230,850
Total stockholders’ equity	$32,025,975	$29,089,089

Selected Cash Flow Statement Items  (Unaudited):

	Nine Months Ended September 30,
	2004	2003
Net income	$3,844,449	$356,606
Depreciation and amortization	825,749	915,786
Net cash provided by operating activities	3,551,173	1,528,891
Capital expenditures	(841,352)	(356,228)
Net cash used in investing activities	(572,273)	(66,228)
Net cash provided by financing activities	50,692	7,988
Net increase in cash & cash equivalents	3,029,592	1,943,882
Cash & cash equivalents at beginning of period	8,761,568	6,276,011
Cash & cash equivalents at end of period	$11,791,160	$8,219,893

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